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                                  EXHIBIT 99.1

COMPUTERIZED THERMAL IMAGING CLOSES PRIVATE FINANCING TO PROVIDE UP TO $22.5 MILLION

PORTLAND, Ore.--(BUSINESS WIRE)--Dec. 21, 2001--Chairman and Chief Executive Officer Richard Secord of Computerized Thermal Imaging Inc. (AMEX:CIO - NEWS) announced today that the Company entered into private financing agreements that will provide it with up to $22.5 million in additional working capital. The financing consists of a $2.5 million convertible debenture and a $20 million equity line.

Richard Secord stated, "This event certainly represents a strategic advancement for the company, especially in today's tight capital markets. John Brenna and his team deserve applause."

"This investment demonstrates confidence and optimism in CIO's technology, products and management team, providing tremendous growth opportunities for the company in the coming year," stated John Brenna, president and chief operating officer of Computerized Thermal Imaging Inc. "The funding enables us to move forward with confidence and conduct additional clinical studies of the Breast Cancer Imaging System necessary to enhance awareness and outcomes for the radiology community and the insurance industry. Moreover, the additional capital allows us to move forward with our pain management and turbine blade system testing initiatives."

"We are extremely pleased because we managed to raise funding in such a challenging economic environment. We believe that this capital infusion will lead to increased sales in the future and expedite CIO's path to profitability," concluded Mr. Brenna.

The $2.5 million debenture is expected to be funded by year-end and is redeemable in cash or stock in accordance with terms and conditions set forth in the purchase agreement. The investor also will receive a warrant to acquire approximately 243,000 shares of common stock at an exercise price of approximately $2.15. The closing price for the company's common stock on Dec. 20, 2001 was $1.55 per share.

The equity line allows the sale of up to $20 million of common stock during a 24-month period, at the company's option, at 94% of the then current market price, and provides the investor warrants to purchase approximately 606,000 shares of the company's common stock at approximately $2.15. The company was advised by California-based Roth Capital Partners, LLC and the law offices of Davis, Wright and Tremaine, LLP.

About Computerized Thermal Imaging Inc.
Computerized Thermal Imaging Inc. is in business to improve the quality of life through the development and deployment of thermal imaging and associated technologies for medical and industrial applications. Information about CTI can be found on the Internet at www.cti-net.com or by calling CTI Public Affairs at 503/594-1210. Also, to view the recent Chamber of Commerce's welcoming of CTI's

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Ogden facility, visit the company's Web site at www.cti-net.com. For more detailed information on the private placement, please refer to the company's 8-K on file with the SEC. This document is available by going to www.sec.gov, or by contacting the company directly at 503/594-1210.

Except for historical information contained herein, the matters discussed in the news release are forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Important factors that could cause actual results to differ materially include, but are not limited to, achievement of operational efficiencies at the manufacturing facility, generation of orders for the Photonic Stimulator and Thermal Image Processor, technical risks associated with new technology development, government regulatory approvals and access to working capital. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC. The company undertakes no obligation to update any of the forward-looking statements contained in its press releases.

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CONTACT:

     Porter, LeVay & Rose, Inc., New York
     Michael Porter, Sarah Torres, Christian Pflaumer or
     Elisa Keys, 212/564-4700
     or
     Computerized Thermal Imaging Inc.
     John Brenna, 503/594-1210
     jbrenna@cti-net.com